Exhibit 5

May 14, 2025

Ameren Corporation

1901 Chouteau Avenue

St. Louis, Missouri 63103

Ladies and Gentlemen:

I am Vice President, Interim General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the “Company”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-274977) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of an indeterminate amount of securities, which became effective on October 13, 2023.

In connection with the offering of 6,382,978 shares of common stock, $.01 par value per share (“Common Stock”), by the Company, I, or persons under my supervision and control, have reviewed originals (or copies certified or otherwise identified to my satisfaction) of (1) the Registration Statement; (2) a prospectus dated October 13, 2023 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated May 12, 2025 (the “Prospectus Supplement”) relating to the Common Stock, both such Base Prospectus and Prospectus Supplement filed pursuant to Rule 424 under the Securities Act; (3) the Company’s Restated Articles of Incorporation, as amended, and By-Laws, as amended, each as in effect on the date hereof; (4) the Underwriting Agreement, dated May 12, 2025 (the “Underwriting Agreement”), by and among the Company, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC, as the representatives of the underwriters named therein (the “Underwriters”), Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC, as the forward sellers (each, a “Forward Seller”), and each of Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, Barclays Bank PLC and Wells Fargo Bank, National Association, as the forward purchasers (each, a “Forward Purchaser”); (5) the “Forward Sale Agreements” meaning, collectively, (a) the Forward Sale Agreement, dated May 12, 2025, by and between the Company and Goldman Sachs & Co. LLC, (b) the Forward Sale Agreement, dated May 12, 2025, by and between the Company and JPMorgan Chase Bank, National Association, (c) the Forward Sale Agreement, dated May 12, 2025, by and between the Company and Barclays Bank PLC, (d) the Forward Sale Agreement, dated May 12, 2025, by and between the Company and Wells Fargo Bank, National Association, (e) the Additional Forward Sale Agreement, dated May 13, 2025, by and between the Company and Goldman Sachs & Co. LLC, (f) the Additional Forward Sale Agreement, dated May 13, 2025, by and between the Company and JPMorgan Chase Bank, National Association, (g) the Additional Forward Sale Agreement, dated May 13, 2025, by and between the Company and Barclays Bank PLC and (h) the Additional Forward Sale Agreement, dated May 13, 2025, by and between the Company and Wells Fargo Bank, National Association; and (6) corporate and other documents, records and papers and certificates of public officials. In addition, I, or persons under my supervision and control, have reviewed such other documents and materials as I have deemed necessary or appropriate for purposes of this opinion. In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents.

On the basis of such review, and after consultation with other company attorneys as I have deemed appropriate, I am of the opinion that any shares of Common Stock that may be issued and delivered to the relevant Forward Purchaser by the Company pursuant to such relevant Forward Sale Agreement, when issued and delivered by the Company against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Missouri.

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I hereby consent to the reference to me under the heading “Legal Matters” in the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stephen C. Lee

Stephen C. Lee, Esq.
Vice President, Interim General Counsel and Secretary

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